ASSET AND STOCK PURCHASE AGREEMENT

     AGREEMENT, dated as of the 29th day of July 1997, by and among GameTek (UK) Limited ("GameTek"), a United Kingdom corporation, Alternative Reality Technologies, Inc. ("ART"), a Florida corporation (GameTek and ART are sometimes hereinafter collectively referred to as "Sellers"), GameTek (FL), Inc., a Florida corporation (the "Stockholder") and Take Two Interactive Software, Inc. ("Buyer").

                              W I T N E S S E T H :

     WHEREAS, the Stockholder is the owner of all of the issued and outstanding Common Stock of the Sellers; and

     WHEREAS, the Stockholder is also the owner of certain assets which the Buyer wishes to purchase; and

     WHEREAS, the Sellers are engaged in the business of creating, developing and/or distributing computer software games (the "Business"); and

     WHEREAS, the Stockholder wishes to sell to Buyer, and Buyer wishes to purchase from Stockholder, all of Stockholder's right, title and interest in (i) PC CD software games known as Dark Colony, Quarantine and Road Warrior (the "Existing Titles"), (ii) the PC CD software games known as Guardians of Justice, the Reap and all other software programs and PC CD games being developed in GameTek's office (the "UK Titles") and (iii) all of the outstanding capital stock of the Sellers (the "Stock").

     WHEREAS, simultaneously herewith Buyer and Stockholder are entering into a distribution agreement (the "Gameboy Distribution Agreement"), a copy of which is annexed hereto as Exhibit A pursuant to which Buyer shall receive the European distribution rights to all Gameboy Titles currently published by the Stockholder (the "Gameboy Titles").

     WHEREAS, simultaneously herewith, Buyer and Stockholder are entering into a distribution agreement (the "Jeopardy Distribution Agreement"), a copy of which is annexed hereto as Exhibit A-1 (the Jeopardy Distribution Agreement and the Gameboy Distribution Agreement are hereinafter sometimes referred to collectively as the "Distribution Agreements").

     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     1. Purchase and Sale Agreement.

          1.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, Stockholder is (a) selling, conveying, assigning, transferring and delivering to Buyer, and Buyer is purchasing from Stockholder, the Purchased Assets (as defined in subparagraph 1.2 hereof), free and clear of any and all liens, claims, charges or encumbrances of any nature whatsoever other than those created by third party agreements set forth on Schedule
     1.3 and those that are reflected on or referred to in the financial statements identified in section 4.6 hereof (collectively, the "Permitted Encumbrances").

          1.2 Purchased Assets. As used in this Agreement, the term "Purchased Assets" means (i) all of Stockholder's rights, title and interest in the Existing Titles, and (ii) all of Stockholder's rights, title and interest in the UK Titles; (the Existing Titles, and the UK Titles are sometimes hereinafter collectively referred to as the "Software Assets"); and (iii) the Stock. Schedule 1.2 contains a complete list of all Existing Titles and all UK Titles. The transfer of the Existing Titles and the UK Titles (and the term "Purchased Assets") includes all of Stockholder's right, title and interest in all forms of expression and media, including but not limited to the source code, object code, flowcharts, block diagrams, and all related documentation; and all trade secrets, know-how, inventions (whether or not patentable), proprietary rights and intellectual property contained therein, including, without limitation, all copyrights, trademarks and patents and all applications therefor, goodwill, all right, title, interest and benefit of Stockholder in, to, and under, and subject to, all agreements, contracts and licenses entered into by Stockholder, or having Stockholder as a beneficiary, and pertaining to the Existing Title and UK Titles and all System Documentation and End User Documentation (as hereinafter defined).

          1.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, Buyer is assuming, and shall only assume all obligations of Sellers, Stockholder and/or the entities listed on Schedule 1.3 as Stockholder's affiliates (the "Affiliates") under the third-party agreements relating to the Existing Titles and the UK Titles, all of which agreements are listed on Schedule 1.3 (the "Assumed Agreements") (the assumed liabilities set forth above are collectively referred to hereinafter as the "Assumed Liabilities"). All of Stockholders liabilities and obligations which are not being assumed by Buyer pursuant hereto are hereinafter collectively called the "Retained Liabilities".

          1.4 Purchase Price. The purchase price for the Purchased Assets consists of the following: (a) $50,000, (b) 406,553 shares (the "Stock Consideration") of the common stock of the Buyer, (c) two unsecured promissory notes in the principal amounts of $500,000 and $200,000, respectively (the "Promissory Notes") of Buyer, in the form annexed hereto as Exhibit B-1 and B-2, (d) the assumption by Buyer of all of the Assumed Liabilities pursuant to the Assumption and Assignment Agreement attached hereto as Exhibit C and (e) the tax refund, if any, referred to in Section 3.7 (the aggregate of (a), (b), (c), (d) and (e) is collectively referred to hereinafter as the "Purchase Price").

     2. Closing.

          2.1 Closing Date. This Agreement shall be executed, and the closing of the sale and purchase provided for herein (the "Closing") shall take place at 10 a.m., New York time, at the offices of Tenzer Greenblatt LLP, 405 Lexington Avenue, 23rd Floor, New York, New York 10174 on the date hereof (such time and date of Closing being hereinafter called the "Closing Date").

          2.2 Action by Buyer. Simultaneously herewith, Buyer is delivering or causing to be delivered to Stockholder (in addition to the documents and instruments to be delivered by it pursuant to paragraph 3 hereof), (a) on account of the Purchase Price (i) $50,000, (ii) the Promissory Notes, (iii) certificates representing the Stock Consideration registered as directed by the Stockholder and (b) an opinion of Tenzer Greenblatt LLP, counsel to the Buyer, dated the Closing Date, in substantially the form annexed hereto as Exhibit D and (c) the Assumption and Assignment Agreement.

          2.3 Action by Stockholder. Simultaneously herewith, Stockholder is delivering to Buyer (in addition to the documents and instruments to be delivered by it pursuant to paragraph 3 hereof): (i) a duly executed Bill of Sale and Assignment in substantially the form attached hereto as Exhibit E with respect to the Software Assets, (ii) all such patent, trademark, trade name and copyright assignments (in the form attached hereto as Exhibit F), (iii) the Distribution Agreements, (iv) an opinion of Ackerman, Levine & Cullen, LLP, counsel for Stockholder and Sellers, dated the Closing Date, in substantially the form of Exhibit G hereto and (v) all third party consents and governmental and administrative approvals, as are, in the opinion of Buyer, necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchased Assets free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, except for consents or approvals required under any agreement set forth in Schedule 1.3 and indicated thereon the Permitted Encumbrances, and (vi) certificates representing the Stock with stock powers duly executed in blank. Simultaneously herewith, Stockholder is delivering (i) the entire inventory of copies of the Existing Titles and the UK Titles in object form, consisting of disks together with all improvements, corrections, modifications, updates enhancements or other changes; (2) a master copy of the software (in both source and object code format of the Existing Titles and the UK Titles), in a form suitable for copying (to the extent such masters exist); and (3) all existing System Documentation and User Documentation. System Documentation means all documentation used in the development and updating of the Existing and U.K. Titles, including but not limited to, design or development specifications, error reports, and related correspondence and memoranda. User Documentation means the end-user instruction manual that usually accompanies the Existing Titles and UK Titles instructing end users in the use of the Existing Titles and UK Titles in both printed and electronic form.

     3. Additional Covenants.

          3.1 Further Assurances. Stockholder hereby agrees that it shall from time to time after the Closing Date, at Buyer's sole cost and expense, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as Buyer may reasonably request, in order to more fully perfect the rights which are intended to be granted to Buyer hereunder.

          3.2 Payment of Taxes Upon Transfer of Purchased Assets. Stockholder shall be responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes, and any and all filing, recording, registration and similar fees, arising out of the transactions contemplated by this Agreement.

          3.3 Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of eighteen (18) months, provided, however, that the representations and warranties set forth in
     Section 4.13 (taxes), Section 4.4 (authority) and Section 4.8 (assets free and clear) shall continue until the expiration of the applicable statute of limitations.

          3.4 Books and Records. Stockholder shall, for a period of at least three years following the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to Sellers, the Purchased Assets, the Business or the Assumed Liabilities which are not included among the Purchased Assets and which are retained by the Stockholder. Buyer shall, for a period of at least three years following the Closing Date, maintain and make available to Stockholder and its representatives for inspection and reproduction, during regular business hours upon reasonable notice, all books and records relating to Sellers, which are included among the Purchased Assets or delivered to or left in the possession of Sellers, but only insofar as said books and records relate to periods ending on or prior to the Closing Date.

          3.5 Employment Agreement. Simultaneously herewith, Kelly Sumner is delivering to GameTek an Employment Agreement in the form annexed hereto as
     Exhibit I.

          3.6 Discharge of Liens. Stockholder or Sellers have caused all liens, claims, charges and encumbrances upon any of the Purchased Assets or any of the assets of either Seller that are not reflected or referred to in the latest financial statements referred to in Section 4.6 hereof or that did not arise after the date thereof in the ordinary course of business, to be terminated or otherwise discharged at or prior to the Closing other than the Permitted Encumbrances.

          3.7 Cancellation of Intercompany Indebtedness. On or prior to the Closing Date, each of Stockholder and any Affiliate shall cause all intercompany indebtedness due from Sellers to Stockholder and any Affiliate to be converted into equity. Any tax refunds due to and received by either GameTek or ART in respect of periods prior to the Closing Date which are not reflected on the balance sheet of Sellers previously furnished to Buyer shall be paid to Stockholder as an additional payment of Purchase Price including, without limitation, the tax refund of approximately 250,000 pounds sterling owed to GameTek in respect of fiscal 1994 and fiscal 1995. Buyer, Sellers and Stockholder shall cooperate with each other and use their reasonable best efforts to obtain such refund and cause the same to be paid to Stockholder promptly.

          3.8 Liabilities. Subsequent to the Closing Date, Stockholder shall pay, discharge and perform the Retained Liabilities in due course and Sellers shall pay, discharge and perform Seller's Liabilities (as hereinafter defined) in due course. Seller's Liabilities shall mean all obligations and liabilities of Sellers existing as of the date hereof whether matured, unmatured or contingent, known or unknown.

          3.9 Registration Rights. Simultaneously herewith, Buyer and Stockholder are executing and delivering a registration rights agreement in substantially the form annexed hereto as Exhibit J (the "Registration Rights Agreement").

          3.10 Certificate of Stockholder. Simultaneously herewith, Stockholder is delivering a certificate of the Secretary of Stockholder stating that the sale of all of the Stock and the Purchased Assets has been approved by the directors of Stockholder and annexing true and correct copies of the minutes approving the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby.

          3.11 Certificate of Buyer. Simultaneously herewith, Buyer is delivering a certificate by its Secretary stating that the acquisition of the Purchased Assets and the issuance of the Promissory Notes and Stock Consideration has been approved by the shareholders of Buyer and annexing a true and correct copy of the Buyer's minutes approving such acquisition.

          3.12 Use of Name. Promptly after the execution hereof, and at its cost and expense, Buyer shall change the corporate name of each of each of the Sellers and GameTek Deutschland GmbH to a name bearing no resemblance to either Alternative Reality Technologies, Inc., GameTek (UK) Limited or GameTek Deutschland GmbH, the rights to which are being retained by Stockholder; provided, however, that the Buyer may continue to use the GameTek and ART names in connection with the disposition of existing finished goods inventory of games subject to existing purchase orders for finished goods inventory.

          3.13 Cooperation. Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto, in respect of any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby, including, without limitation, the execution and filing of any financial reports or tax returns which are delinquent as of the Closing Date.

     4. Representations and Warranties as to Seller and Stockholder. Sellers and the Stockholder hereby severally and not jointly represent and warrant to Buyer as follows:

          4.1 Organization, Standing and Power. Each of the Stockholder, GameTek and ART is a corporation duly organized, validly existing and in good standing under the laws of Florida, the United Kingdom and Florida, respectively, with full corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as presently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by either of GameTek or ART, or the conduct of its respective business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a materially adverse effect on the business or operations of such entity. Copies of the Certificate of Incorporation of each of Stockholder, GameTek and ART and all amendments thereof, and of the By-laws of each of Stockholder, GameTek and ART, as amended to date, have been furnished to Buyer and are complete and correct. GameTek's and ART's respective minute books heretofore exhibited to Buyer contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Board of Directors (including committees of its Board of Directors).

          4.2 Capitalization. The authorized capital stock of GameTek consists of 1,677,756 shares of Common Stock, par value one pound sterling per share, of which 1,050,601 shares are issued and outstanding. The authorized capital stock of ART consists of 200 shares of Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Stockholder owns all of the Stock of the Sellers and has good and valid title to the Stock, free and clear of any and all liens, claims, charges and encumbrances of any nature whatsoever. The Stock has not been assigned, transferred, hypothecated or otherwise encumbered. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character to which Stockholder or the Sellers are a party or otherwise bound which provide for the acquisition or disposition of any of the Stock or any of the securities of either Seller. All of the Stock has been duly and validly issued and is fully paid and nonassessable.

          4.3 Interests in Other Entities. Neither GameTek nor ART (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation except that GameTek Deutschland GmbH is a wholly owned subsidiary of GameTek, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both other than those set forth on Schedule 4.3 annexed hereto.

          4.4 Authority. The execution and delivery by Stockholder, GameTek and ART of this Agreement and of all of the agreements to be executed and delivered by each of them pursuant hereto (including, without limitation, the Distribution Agreements), the performance by each of them of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Stockholder, GameTek and ART (including, but not limited to, the unanimous consent of their respective stockholders, if required, and Boards of Directors) and each of Stockholder, GameTek and ART has all necessary power with respect thereto. This Agreement is, and when executed and delivered by Stockholder and the Sellers (to the extent that they are parties thereto) each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of Stockholder, GameTek and ART (to the extent that they are parties thereto) in accordance with its terms.

          4.5 Noncontravention. Neither the execution and delivery by Stockholder and/or the Sellers of this Agreement or of any agreement to be executed and delivered by Stockholder and/or the Sellers pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Stockholder or the Sellers of their respective obligations, as the case may be, hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Stockholder or the Sellers, or (b) except as set forth on Schedule 1.3, give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to the Sellers or, with respect to the UK Titles, the Existing Titles or the GameBoy Titles (collectively the "Titles"), under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which the Sellers or the Stockholder may be bound or to which the Titles may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (c) except as set forth on Schedule 1.3, violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Stockholder with respect to the UK Titles, the Existing Titles or the GameBoy Titles, or the Sellers, or (d) except as set forth on Schedule 1.3, result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the properties or assets of the Sellers, or, with respect to the UK Titles, the Existing Titles or the GameBoy Titles or (e) except as set forth on Schedule 1.3, give any individual or entity a legally enforceable claim against Buyer, Stockholder, Sellers or the Stock.

          4.6 Financial Statements. Attached to Schedule 4.6 are copies of GameTek's and ART's respective unaudited balance sheets as of June 15, 1997 (the "Balance Sheets"). Said Balance Sheets fairly present the financial position of each of GameTek and ART as at the dates thereof and each is true and correct in all material respects. Notwithstanding the foregoing or any other provision hereof to the contrary, neither Stockholder nor Sellers make any representation or warranty of any kind regarding the collectability of any account receivable or note receivable reflected on the Balance Sheets, the availability to any person or entity of any set-offs, contras, counterclaims, rights of recoupment or similar claims to any portion thereof, or with respect to the likelihood or amount of future product returns or claims for price protection, discounts, allowances or similar claims in respect of products sold prior to the Closing hereunder, or with respect to the inventory shown thereon except as provided in
     Section 4.11 below. Except as set forth on Schedule 4.6, the books and records of each of GameTek and ART are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of each of GameTek and ART as set forth in the aforementioned financial statements.

          4.7 Absence of Undisclosed Liabilities. Subject to the penultimate sentence of Section 4.6, and except for Permitted Encumbrances, Sellers have no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise which have not been (i) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet prepared in accordance with generally accepted accounting principles, set forth on the balance sheet described in subparagraph 4.6 above or (ii) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or (iii) incurred, consistent with past practice, in the ordinary course of business since June 15, 1997 (in the case of liabilities and obligations of the type referred to in clause (i) above).

          4.8 Properties. (a) Stockholder has good and valid title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, claims, charges or encumbrances of any nature whatsoever ("Liens"), except for Permitted Encumbrances and for those which are described on Schedule 4.8 hereto.

          (b) Except as set forth on Schedule 4.8 and except for Permitted Encumbrances, each Seller has good and valid title to all of the properties and assets, reflected on the Balance Sheet as owned by it or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all Liens except for Permitted Encumbrances and Liens not yet due and payable or being contested in good faith by appropriate proceedings. All plants, structures and equipment which are utilized in the Sellers' Businesses, or are material to the condition (financial or otherwise) of either Seller are owned or leased by either Seller. Schedule 4.8 sets forth all (a) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by either Seller, or which is subject to a title retention or conditional sales agreement or other security device, and (b) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by either Seller.

          (c) Except as otherwise provided herein or in any third party agreement identified in Schedule 1.3, Buyer shall receive, pursuant to this Agreement as of the Closing Date, complete and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Existing Titles and UK Titles.

          (d) Except as otherwise provided herein or in any third party agreement identified in Schedule 1.3, Stockholder has developed the Existing Titles and UK Titles entirely through its own efforts for its own account.

          (e) To the best of Stockholder's knowledge, except as otherwise provided herein or in any third party agreement identified in Schedule 1.3, the Existing Titles and UK Titles do not infringe any patent, copyright or trade secret of any third party.

          (f) Except as otherwise provided herein or in any third party agreement identified in Schedule 1.3, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Existing Titles and UK Titles either (1) have been party to a work-for-hire relationship with Stockholder that has accorded Stockholder full, effective and exclusive original ownership of all tangible and intangible property arising with respect to the Existing Titles and UK Titles or (2) have executed appropriate instruments of assignment in favor of Stockholder as assignee that have conveyed to Stockholder full, effective and exclusive ownership of all tangible and intangible property thereby arising with respect to the Existing Titles and UK Titles.

          4.9 Litigation. Other than as set forth in Schedule 4.9 annexed hereto, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of Stockholder or Sellers, threatened, against or relating to Sellers, the Business or any of the Purchased Assets. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Sellers, the Business or any of the Purchased Assets, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or any of the Purchased Assets.

          4.10 No Violation of Law. Sellers and/or Stockholder, as the case may be, are not engaging in any activity or omitting to take any action as a result of which (A) they are in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Sellers, the Business or any of the Purchased Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use, and (B) Seller, the Business and/or any of the Purchased Assets have been or will be materially and adversely affected.

          4.11 Inventories. To the best knowledge of Stockholder and Sellers, the inventories reflected on the Balance

     Sheets and thereafter added consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of GameTek, ART, or GameTek Deutschland GmbH, respectively.

          4.12 Intellectual Property. Annexed hereto as Schedule 4.12 is a list containing a complete and correct list of all (A) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part or used by Sellers or with respect to the Software Assets, and all applications therefor, (B) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets required for the development of the Software Assets and sequels thereof, and (C) licenses and other agreements to which Sellers or Stockholder (with respect to the Purchased Assets) are a party to or otherwise bound which relate to any of the foregoing. Except as expressly set forth in the documents listed in Schedule 4.8, (A) Sellers or Stockholder owns or has the right to use all of the foregoing; (B) no proceedings have been instituted, are pending or, to the best of the knowledge of Sellers and Stockholder are threatened, which challenge the rights of Sellers or Stockholder in respect thereto or the validity thereof; and (C) to the best of the knowledge of Sellers and Stockholder, none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (D) to the best knowledge of Sellers and Stockholder, none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge. The foregoing sentence notwithstanding, Buyer acknowledges that the title Dark Colony is subject to an existing distribution agreement with Strategic Simulations, Inc. and that the GameBoy Titles are subject to a distribution agreement with Microware, Inc., copies of which have been provided to Buyer. To the extent owned by Stockholder or Sellers, the Existing Titles and UK Titles are fully eligible for protection under applicable copyright law and has not been forfeited to te public domain; and that the source code and system specifications for the Existing Titles and UK Titles have been maintained in confidence.

          4.13 Tax Matters. GameTek and ART, respectively, have filed with the appropriate governmental agencies all tax returns and reports required to be filed by it, and has paid in full or made adequate provision for the payment of, all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports, except that ART has not yet filed tax returns for the fiscal year ending July 31, 1996. The provision for income and other taxes which is set forth on the balance sheets referred to in subparagraph 4.6 above, together with any available tax receivable or loss carryforward or other tax credit, are adequate for all accrued and unpaid income taxes of Sellers as of June 15, 1997, whether (A) incurred in respect of or measured by income of Sellers for any periods prior to the close of business on that date, or (B) arising out of transactions entered into, or any state of facts existing on or prior to that date. To the best knowledge of Stockholder and Sellers, Sellers have not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of Sellers, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The United States federal income tax returns of Seller have not been examined by the Internal Revenue Service ("the IRS"). Seller has paid all V.A.T. and other taxes due with respect to periods prior to the Closing to the extent due and payable on or before the date hereof. Buyer, Sellers and Stockholder will cooperate with each other in the filing of all required tax returns of Sellers for all periods ending on or prior to Closing.

          4.14 Insurance. To the best knowledge of Stockholder and Sellers, annexed hereto as Schedule 4.14 is a list containing a complete and correct list and summary description of all policies of insurance relating to any of the Purchased Assets, the Business or in which Sellers or Stockholder is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received by Sellers or Stockholder with respect to any such policy.

          4.15 Banks; Powers of Attorney. Schedule 4.15 is a complete and correct list showing (i) the names of each bank in which Sellers have an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from Sellers or Stockholder with respect to the Software Assets.

          4.16 Employee Arrangements. To the best knowledge of Stockholder and Sellers, Schedule 4.16 is a complete and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which Sellers are a party or otherwise bound, and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Sellers. Said Schedule also lists the names and compensation of all employees of Seller whose earnings during the last fiscal year was U.S.$50,000 or more (including bonuses and other incentive compensation), and all employees who are expected to receive at least said amount in respect of the present year.

          4.17 Certain Business Matters. Except as is set forth in Schedule 4.17 neither Sellers nor the Purchased Assets are (a) a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of the Purchased Assets, (b) to the best knowledge of Sellers and Stockholder, there are no pending, or to the best of the knowledge of Sellers threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the Sellers' businesses, and, to the best of the knowledge of Sellers, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Sellers, or (c) to the best knowledge of Sellers and Stockholder, the product warranties given by Sellers, or Stockholder with respect to the Existing Titles, or by which they are bound (complete and correct copies or descriptions of which have heretofore been delivered by Sellers and Stockholder to Buyer) entail no greater obligations than are customary in the businesses of Sellers and Stockholder.

          4.18 Certain Contracts. To the best knowledge of Sellers and Stockholder, set forth on Schedule 4.18 is a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which the Sellers are a party or otherwise bound, except for each of those which (a) was made in the ordinary course of business, and (b) either (i) is terminable by Sellers will be terminable by Buyer) without liability, expense or other obligation on thirty (30) days' notice or less, or (ii) may be anticipated to involve aggregate payments to or by Sellers or Stockholder of $5,000 (or the equivalent) or less calculated over the full term thereof, and (c) is not otherwise material to the Sellers' businesses. Also set forth on Schedule 4.18 is a complete and correct list of contracts, commitments, obligations and undertakings to which the Existing Titles and UK Titles are subject. Except as set forth in the immediately preceding sentence, there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Existing Titles and UK Titles by any independent salesperson, distributor, sublicensor or other remarketer or sales organization. To the best knowledge of Stockholder and Sellers, complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Sellers and Stockholder to Buyer or have been made available for Buyer's inspection at

     Seller's offices, and except as expressly stated on the Schedule on which they are set forth to the best of Seller's knowledge, (a) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of Sellers and Stockholder, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (b) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; except, in any of the foregoing cases, where such default, cancellation or the like (i) would not have a materially adverse effect on the Business, the Sellers or the value of the Purchased Assets or (ii) results from the change of control, transfer, sale and assignment effected by the terms of the agreements identified on Schedule 1.3 by reason of the Closing under this Agreement.

          4.19 Approvals. Set forth on Schedule 4.19 hereto, is a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which, to Stockholder's knowledge, are necessary for the operation of the Sellers' businesses, all of which have been obtained by Sellers and are in full force and effect.

          4.20 Business Practices and Commitments. Intentionally Omitted.

          4.21 Brokers. No agent, broker, person, or firm acting on behalf of Sellers or Stockholder, or under their respective authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby except for the fee payable by Stockholder to Tanner & Company.

          4.22 Customers and Suppliers. Stockholder has previously provided to Buyer, to the best of Stockholder's knowledge, a complete and correct list setting forth, for each of GameTek and ART, for the twelve months ended July 31, 1996 and July 31, 1997 (projected), (a) the 10 largest customers of each Seller's businesses and the amount for which each such customer was invoiced, and (b) the 10 largest suppliers of each Seller's businesses and the amount of goods and services purchased from each such supplier. To the Stockholder's knowledge, the aforesaid suppliers and customers will continue their respective relationships with the Sellers after the Closing Date on substantially the same basis as now exists.

          4.23 Information as to Sellers and Stockholder. None of the representations or warranties made by Sellers or Stockholder in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

          4.24 Nature of Securities. Stockholder understands that as of the date hereof (a) the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the "Act"), based upon an exemption from such registration requirements; (b) the Stock Consideration to be received is "restricted securities," as said term is defined in Rule 144 of the General Rules and Regulations promulgated under the Act; (c) the Stock Consideration to be received may not be sold or otherwise transferred unless it has first been registered under the Act and applicable state securities laws or an exemption from the registration provisions of the Act and applicable state securities laws are available with respect to the proposed sale or transfer; (d) the certificates evidencing the Stock Consideration will bear a legend to the effect that the transfer thereof is restricted; and (e) stop transfer instructions will be placed with the transfer agent for the Stock Consideration.

          4.25 Investment Representations. (i) Stockholder or its representatives have received and carefully reviewed Buyer's registration statement on Form SB-2 as declared effective by the Securities and Exchange Commission (the "SEC") on April 14, 1997 and most recent Form 10-QSB, and except for the foregoing and the representations and warranties contained herein, Stockholder has not been furnished with any other materials or literature relating to the Buyer or the Stock Consideration; (ii) Stockholder or its representatives have had a reasonable opportunity to ask questions of and receive answers from Buyer concerning Buyer and the Stock Consideration.

          4.26 As used herein, the terms "to the best of Stockholder's knowledge", "to the best of Sellers' knowledge" or words of similar import shall mean only the actual knowledge of J. William Blue, Jr., Robert L. Underwood III, J. Thomas Reuterdahl or Max Rudminat.

     5. Representations and Warranties as to Buyer. Buyer hereby represents and warrants to Stockholder as follows:

          5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

          5.2 Authority. The execution and delivery by Buyer of this Agreement and of each agreement, document and instrument to be executed and delivered by it pursuant hereto, the compliance by Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by Buyer each other agreement to be executed and delivered by it pursuant hereto will be, the valid and binding obligation of Buyer in accordance with its terms. Neither the execution and delivery by Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of Buyer, or in the breach of any material agreement to which Buyer is a party or otherwise bound.

          5.3 Securities and Exchange Commission Filings; Financial Statements. Buyer has filed all forms, reports, statements and documents required to be filed with the SEC since April 14, 1997, (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. Buyer has delivered to the Stockholder, in the form filed with the SEC (including any amendments thereto), (A) its Quarterly Report on Form 10-QSB for the quarter ended April 30, 1997 (the "April 30 10-QSB") and (B) its Prospectus dated April 14, 1997. None of such forms, reports or documents (including but not limited to any financial statements or schedules included or incorporated by reference therein) filed by the Buyer, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in such forms were prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of Buyer as at the dates thereof and its results of operations for the periods indicated, except that any unaudited financial statements are subject to normal reoccurring adjustments which might be required as a result of year-end audits.

          5.4 Capitalization. The authorized capital stock of Buyer consists of 15,000,000 shares of Common Stock and 5,000,317 shares of Preferred stock, par value $.01 per share, of which, as of the date hereof, 7,847,455 shares of Common Stock and 317 shares of preferred stock are issued and outstanding. All issued shares of Buyer's Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth in the SEC Reports or the other documents specifically set forth in Schedule 5.4, there are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which Buyer is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Buyer Common Stock or preferred stock. There is no personal liability, and there are no preemptive or similar rights, attached to Buyer's Common Stock.

          5.5 Absence of Changes. Since January 31, 1997, there have not been
     (i) any material adverse changes in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of Buyer (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any declarations, setting asides or payments of any dividend or other distribution or payments in respect of the capital stock of Buyer, or (iii) any changes in the accounting principles or methods which are utilized by Buyer.

          5.6 Litigation. Except as set forth in the SEC Reports, there are no material suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or, to the best of the knowledge of Buyer threatened, against or relating to Buyer. Except as set forth in SEC Reports there are no material judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Buyer, Buyer's business or any of its assets, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, prospects or results of operations of Buyer.

          5.7 Information as to Buyer. None of the representations or warranties made by Buyer in this Agreement or in any agreement executed and delivered by or on behalf of it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     6. Representations and Warranties as to Stock Consideration. Buyer represents and warrants to the Stockholder that the Stock Consideration, when issued, will be, (i) duly authorized and validly issued, fully paid and non-assessable, (ii) delivered hereunder free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever except that the Stock Consideration will be "restricted securities" as such term is defined in the rules and regulations of the Securities Exchange Commission and will be subject to restrictions on transfers pursuant to such rules and regulations and State laws, and (iii) issued in compliance with all applicable federal and state securities laws.

     7. Indemnification.

          7.1 Indemnification by Sellers and Stockholder. Sellers and Stockholder hereby jointly and severally agree to indemnify and hold Buyer harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Buyer may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Retained Liabilities, (ii) the noncompliance with any applicable bulk transfer laws of any jurisdiction, or (iii) the breach by Sellers or Stockholder of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto.

          7.2 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Stockholder and its affiliates, other than Sellers, harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecutor defense of any matter indemnified pursuant hereto), which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the Assumed Liabilities,
     (ii) the breach by Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto or (iii) Seller's Liabilities.

          7.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this paragraph 7, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of Sellers and/or Stockholder as the indemnifying party or parties, it or they shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Purchased Assets, Buyers or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in subparagraph 7.1 or 7.2 hereof, as the case may be.

          7.4 Limitations Upon Indemnification. Buyer shall not have any right to indemnification under this paragraph 7 or otherwise to recover damages against Stockholder based upon the breach of a representation or warranty by Sellers or Stockholder unless and until the amount of its claims is in excess of $100,000.00 (the "Retained Indemnification") in the aggregate. The obligation of Stockholder to indemnify or pay damages to Buyer for any breach of representation or warranty shall apply only to the excess of the aggregate amount of all such claims over $100,000.00. Buyer shall not be entitled to assert as a defense, counterclaim or set-off against any portion of the Purchase Price any claim for indemnification or damages, it being the intention of the parties that Buyer's obligation to pay the Purchase Price and perform under the Promissory Notes and the Registration Rights Agreement be absolute and unconditional and that any claim for indemnification or damages should be asserted by Buyer in a separate action.

     8. Miscellaneous Provisions.

          8.1 Expenses. Except as otherwise provided in this Agreement, Stockholder, on the one hand, shall pay its and Sellers' costs and expenses and Buyer shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          8.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

          8.3 Notices. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if delivered personally or by messenger, (ii) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery,
     (iii) upon receipt of confirmation of transmission, if transmitted by telecopier; and (iv) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be addressed as set forth below or to such other address or telecopier number as either party hereto may designate to the other party hereto by like notice (except that a notice of change of address shall only be effective upon receipt):

         If to Buyer, to:               Take Two Interactive Software
                                        575 Broadway
                                        New York, New York  10012

                                        Attn:  Ryan A. Brant


         Copy to:                       Tenzer Greenblatt LLP
                                        23rd Floor
                                        405 Lexington Avenue
                                        New York, New York  10174

                                        Attn:  Barry S. Rutcofsky


         If to Stockholder, to:         GameTek (FL), Inc.
                                        c/o J. William Blue, Jr., Esq.
                                        The Northern Blue Law Firm
                                        100 Europa Drive
                                        Suite 550
                                        Chapel Hill, North Carolina
                                           27515-2208

         Copy to:                       Ackerman, Levine & Cullen, LLP
                                        175 Great Neck Road
                                        Great Neck, New York  11021

                                        Attn:  Leslie Levine, Esq.


         If to ART, to:                 Alternative Reality
                                          Technologies, Inc.
                                        c/o J. William Blue, Jr., Esq.
                                        The Northern Blue Law Firm
                                        100 Europa Drive
                                        Suite 550
                                        Chapel Hill, North Carolina
                                           27515-2208

         If to GameTek, to:             GameTek (UK) Limited
                                        c/o J. William Blue, Jr., Esq.
                                        The Northern Blue Law Firm
                                        100 Europa Drive
                                        Suite 550
                                        Chapel Hill, North Carolina
                                           27515-2208

          8.4 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

          8.5 Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect.

          8.6 Applicable Law. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be wholly performed therein.

          8.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          8.8 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto.

          8.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          8.10 Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

          8.11 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          8.12 Announcements. No party hereto shall issue any press release or otherwise make any public statement with respect to the existence of this Agreement or the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange (upon reasonable prior written notice to the other party).

          8.13 Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the subparagraph pursuant to which it is being delivered, and shall be initialled by the delivering party.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

Attest:                                     TAKE TWO INTERACTIVE
                                              SOFTWARE, INC.


                                            By: /s/ Ryan A. Brant
                                               ---------------------------------
                                                  President
________________________________
Secretary


Attest:                                     GAMETEK (FL), INC.


                                            By: /s/ Robert L. Underwood
                                               ---------------------------------
                                                  Authorized Signer
________________________________
Secretary


Attest:                                     GAMETEK (UK), INC.


                                            By: /s/ Kelly Sumner
                                               ---------------------------------
                                                  President
________________________________
Secretary


Attest:                                     ALTERNATIVE REALITY
                                              TECHNOLOGIES, INC.


                                            By: /s/ Robert L. Underwood
                                               ---------------------------------
________________________________                  Vice President
Secretary




                                SIGNATURE PAGE TO
                       ASSET AND STOCK PURCHASE AGREEMENT
                 AMONG GAMETEK (UK), LIMITED, GAMETEK (FL), INC,
                   ALTERNATIVE REALITY TECHNOLOGIES, INC. AND
                      TAKE TWO INTERACTIVE SOFTWARE, INC.

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----


1.  Purchase and Sale Agreement.............................................  2
         1.1  Agreement of Purchase and Sale................................  2
         1.2  Purchased Assets..............................................  2
         1.3  Assumed Liabilities...........................................  3
         1.4  Purchase Price................................................  4

2.  Closing.................................................................  4
         2.1  Closing Date..................................................  4
         2.2  Action by Buyer...............................................  4
         2.3  Action by Stockholder.........................................  5

3.  Additional Covenants....................................................  6
         3.1  Further Assurances............................................  6
         3.2  Confidentiality...............................................  6
         3.3  Payment of Taxes Upon Transfer of Purchased
                  Assets....................................................  6
         3.4  Survival of Representations and Warranties....................  6
         3.5  Books and Records.............................................  7
         3.6  Distribution and/or License Agreement.........................  7
         3.7  Employment Agreement..........................................  8
         3.8  Discharge of Liens............................................  8
         3.9  Cancellation of Intercompany Indebtedness.....................  8
         3.10  Retained Liabilities.........................................  8
         3.11  Registration Rights..........................................  8

4.  Representations and Warranties as to Seller and
         Stockholder........................................................  9
         4.1  Organization, Standing and Power..............................  9
         4.2  Capitalization................................................  9
         4.3  Interests in Other Entities................................... 10
         4.4  Authority..................................................... 11
         4.5  Noncontravention.............................................. 11
         4.6  Financial Statements.......................................... 12
         4.7  Absence of Undisclosed Liabilities............................ 13
         4.8  Properties.................................................... 14
         4.9  Litigation.................................................... 16
         4.10  No Violation of Law.......................................... 16
         4.12  Use of Name.................................................. 17
         4.13  Intellectual Property........................................ 17
         4.14  Tax Matters.................................................. 18
         4.15  Insurance.................................................... 19
         4.16  Banks; Powers of Attorney.................................... 20
         4.17  Employee Arrangements........................................ 20
         4.18  Certain Business Matters..................................... 21
         4.19  Certain Contracts............................................ 21
         4.20  Approvals.................................................... 22
         4.21  Business Practices and Commitments........................... 23
         4.22  Brokers...................................................... 23
                                      -ii-

                                                                            Page
                                                                            ----
         4.23  Customers and Suppliers...................................... 23
         4.24  Information as to Sellers and Stockholder.................... 24
         4.25  Nature of Securities......................................... 24
         4.26  Investment Representations................................... 25
         4.27     .......................................................... 25

5.  Representations and Warranties as to Buyer.............................. 25
         5.1  Organization, Standing and Power.............................. 25
         5.2  Authority..................................................... 26
         5.3  Securities a
nd Exchange Commission Filings;
                  Financial Statements...................................... 26
         5.4  Capitalization................................................ 27
         5.5  Absence of Changes............................................ 28
         5.6  Litigation.................................................... 28
         5.7  Information as to Buyer....................................... 29

6.  Representations and Warranties.......................................... 29

7.  Indemnification......................................................... 30
         7.1  Indemnification by Sellers and Stockholder.................... 30
         7.2  Indemnification by Buyer...................................... 30
         7.3  Third Party Claims............................................ 31
         7.4  Limitations Upon Indemnification.............................. 32
         7.6  Validity of Transactions...................................... 33
         7.7      .......................................................... 33
         7.8  Performance of Agreements..................................... 34
         7.9      .......................................................... 34
         7.10  Expenses..................................................... 34
         7.11  Execution in Counterparts.................................... 34
         7.12  Notices...................................................... 34
         7.13  Amendment.................................................... 36
         7.14  Entire Agreement............................................. 36
         7.15  Applicable Law............................................... 36
         7.16  Headings..................................................... 36
         7.17  Assignment................................................... 37
         7.18  Binding Effect; Benefits..................................... 37
         7.19  Waiver, etc.................................................. 37
         7.20  Severability................................................. 38
         7.21  Announcements................................................ 38
         7.22  Schedules.................................................... 38


                                      -iii-